PUSH
                                     RECORDS


                                                December 8, 1997

Nancy Free and Bruce M. Somers
c/o Josh Levine
Rebel Music
10573 Pico Blvd.
Los Angeles, CA 90064

            Re:   Push Records w/ Nancy Free and Bruce M. Somers
                              p/k/a KIDNEY THIEVES

Dear Mr. Somers and Ms. Free,

      This letter shall supersede all letters or other communications by and between the parties hereto (including without limitation, by and between their respective agents, attorneys and so forth) prior to the above date regarding the subject matter hereof, and shall confirm the material terms of the worldwide exclusive recording agreement reached between you Nancy Free and Bruce M. Somers p/k/a Kidney Thieves ("you" or "Artist") and Push Records, Inc.( "Company"). The terms outlined below are binding as a complete agreement until such time, if any, as a full and more formal agreement has been fully executed.

1. Term and Product Commitment: Initial term is two (2) records firm.

2. Options: Three (3) separate options. The first option is for one record. The second option is for two records firm. The third option is for one record for a potential total (including the initial period and all options) of six (6) records.

3. Territory: The world.

4. Delivery: LP 1 shall be delivered no later than four (4) months after date of agreement. Each LP shall be released in the U.S. within one hundred and twenty
(120) days after delivery and acceptance by Company. Foreign release shall be within one hundred eighty (180) days after the U.S. release. Each subsequent LP is to be delivered no earlier than ten (10) and no later than eighteen (18) months following delivery of the prior LP.

5. Advances/Funds: (a) The fund (including mastering and all recording costs) for LP 1 is One Hundred Thousand Dollars ($100,000) one third of which will be paid to Artist upon the full execution of this letter agreement with the balance of the fund to be available upon the commencement of recording. The fund will be administered by PUSH. The balance of the fund will be paid to Artist after deducting all recording costs.

Josh Levine
December 8, 1997
page 2


(b) The recording fund for LP 2 and subsequent LPs including all options, is based upon a formula of three fourths of royalties earned by Artist on net sales at U.S.N.R.C. for the immediately prior album, with a maximum reserve of fifteen (15%) percent, calculated as of the earlier of the date of delivery of the subject album or twelve (12) months after release of the prior LP with the following minimums and maximums:

       Record #              Minimum                 Maximum
       --------              -------                 -------
         2                   $100,000                $200,000
         3                   $150,000                $300,000
         4                   $175,000                $350,000
         5                   $200,000                $400,000
         6                   $250,000                $500,000

(c) KIDNEY THIEVES shall have the right to administer the Funds for any LP subsequent to the first LP, which will be payable one half (1/2) on commencement of recording; one quarter (1/4) on completion of tracking; and one quarter (1/4) on delivery and acceptance.

5A. MINIMUM COMPENSATION

      (a) Company will pay to you compensation aggregating not less than the amount indicated below with respect to the applicable Fiscal Year (as defined below):

      Fiscal Year                   Amount
      -----------                   ------
      First                         $9,000
      Second                       $12,000
      Third                        $15,000
      Fourth                       $15,000
      Fifth                        $15,000
      Sixth                        $15,000
      Seventh                      $15,000

"Fiscal Year," in this paragraph, means the annual period beginning on the date of commencement of the term of this Agreement, and each subsequent annual period during the continuance of that term beginning on the anniversary of that commencement date.

      (b) If you have not been paid compensation of at least the amount indicated above with respect to a particular Fiscal Year in connection with your services under this Agreement, Company will pay the amount of such deficiency directly to you before the end of that Fiscal Year. At least forty (40) days before the end of each Fiscal Year you will notify Company if you have not been paid compensation of at least the amount indicated above with respect to a particular Fiscal Year in connection with your services, and of the amount of such deficiency. Company will have the right to make any such payments at our election if Company determines, in Company's sole discretion, that Company lacks sufficient information to deem itself assured to have complied with subparagraph 5A(a). Each such payment made by Company will constitute an Advance

Josh Levine
December 8, 1997
page 3


and will be applied in reduction of any and all monies subsequently becoming due to you under this Agreement. Company may not withhold or require you to repay any such payment under any other provision of this Agreement. If the term of this Agreement ends before the last day of a Fiscal Year, the applicable sum referred to in subparagraph 5A(a) and the first sentence of this subparagraph
(b) will be reduced proportionally for the purpose of computing the payment to be made under this paragraph for the Fiscal Year.

      (c) You acknowledge that this paragraph is included to avoid compromise of Company's rights (including Company's entitlement to injunctive relief) by reason of a finding of applicability of California law, but does not constitute a concession by Company that California law is actually applicable.

6. Royalties: Paid on one hundred percent (100%) of sales of top line product at USNRC. "All in" rate is based upon suggested retail list price (SRLP) for top line product less container charge of twenty five percent (25%) for CDs and twenty percent (20) for cassettes running sixty (60) minutes or less.

      (a) U.S. Royalty Rates

               Record #       Basic Royalty Rate
               --------       ------------------
                1 & 2               16%
                3 & 4               16.5%
                5 & 6               17%

      (b) The foreign royalty rate (the "Foreign Rate") on Net Sales of Top-Line Records (other than Audiovisual Records) sold for distribution through normal retail channels in territories outside the United States by Company or its Principal Licensee shall equal one half (1/2) of Company's net receipts paid to Company by its licensee(s).

      (c) Audiovisual royalties: In U.S. on Net Sales of Top Line - 18%; foreign rate -14%; 50% of Video Net Receipts where sold by a third party licensee. Commercial exploitation(s) of videos shall require the prior written consent of Artist.

      Royalty rates for USNRC net sales for each record will escalate, prospectively, one half (1/2 %) percent upon USNRC net sales of the applicable record reaching five hundred thousand (500,000) units and an additional one-half (1/2%) percent upon USNRC net sales reaching one million (1,000,000) units. Subsequent record rates will be no lower than the highest rate of the previous record. Compact disc rate is eighty seven and one-half percent (87.5%) of basic royalty. Customary free goods not to exceed twenty percent (20%) for LPs and twenty-three (23%) for singles. Company shall have the right to offer special free goods up to an additional ten (10%) percent.

Josh Levine
December 8, 1997
page 4


Reduced rates apply for, mid price (18 month holdback), budget (24 month holdback), cut outs, clubs, PX, etc.

6A. ACCOUNTING.

      (a) Statements as to royalties payable hereunder shall be sent by Company to you within ninety (90) days after the expiration of each semi annual period for the preceding semi annual period ending the last fiscal day of June or December. Notwithstanding the foregoing, Company may, if Company elects, change the aforesaid time and dates, provided, however, in the event of such change, statements shall be rendered to you no less frequently than semi-annually. Notice of such change shall be provided with the first accounting sent pursuant to the changed time and dates. Concurrently with the rendition of each statement, Company shall pay you all royalties shown to be due by such statement, after deducting all Recording Costs paid by Company, all payments made therefor to or on behalf of you and Artist, and all Advances made to you and Artist prior to the rendition of the statement.. Company may maintain reasonable reserves; each such royalty reserve shall be liquidated evenly over the next four semi-annual accounting periods following the accounting period in which it is established. Company shall not establish any royalty reserve during any particular accounting period: (i) with respect to Albums in excess of thirty percent (30%), or (ii) with respect to Singles, Maxi-Singles, and EPs in excess of forty percent (40%), of the aggregate number of Albums or Singles, or Maxi-Singles, or EPs, as the case may be, shipped to Company's customers, unless Company's distributor requires a reserve larger than the aforesaid limits in which case Company may increase the reserve hereunder only by the amount that Company's distributor actually increases the reserve rate. You shall be deemed to have consented to all accountings rendered by Company hereunder and said accountings shall be binding upon you and not subject to any objection by you for any reason unless specific objection, in writing, stating the basis thereof is given to Company within two (2) years after the date Company is deemed to have rendered the applicable statement, and after such written objection, unless suit is instituted within three (3) years after the date Company is deemed to have rendered the applicable statement. Company shall be deemed to have rendered you each statement on the date prescribed in this paragraph 6(a) unless you notify Company otherwise with respect to any particular statement within ninety
(90) days after the date that Company has failed to render that statement.

      (b) You shall have the right at your sole cost and expense to appoint a Certified Public Accountant or other qualified individual with experience in record industry audits, who is not then currently engaged in an outstanding audit of Company to examine Books and Records as same pertain to sales of Records subject hereto as to which royalties are payable hereunder, provided that any such examination shall be for a

Josh Levine
December 8, 1997
page 5


reasonable duration, shall take place at Company's offices during normal business hours on reasonable prior written notice and shall not occur more than once in any calendar year. You may examine Books and Records with respect to a particular statement only once.

7. Mechanical Royalties: For compositions written or controlled by KIDNEY THIEVES, PUSH will pay seventy-five (75%) of the U.S. minimum statutory rate in the U.S. at the time of release on record royalty bearing net sales not to exceed eleven (11) times the U.S. minimum statutory rate for LP's, five (5) times for Eps, three (3) times for 12" singles and two (2) times for 7" singles. For USNRC Net Sales in excess of Five Hundred Thousand (500,000) units RECORD COMPANY will pay eighty-seven and one half percent (87-1/2%) of the U.S. minimum statutory rate. For USNRC Net Sales in excess of One Million (1,000,000) units RECORD COMPANY will pay ninety-two and one half percent (92-1/2%) of the U.S. minimum statutory rate. For USNRC Net Sales in excess of One Million Five Hundred Thousand (1,500,000) units RECORD COMPANY will pay one hundred percent (100%) of the U.S. minimum statutory rate.

      In the event that any single, maxi-single, EP or LP contains other Compositions in addition to Controlled Compositions and the aggregate mechanical royalty rate for said single, maxi-single, EP or LP exceeds the applicable maximum aggregate mechanical royalty rate provided above for Controlled Compositions, the aggregate mechanical royalty rate for the Controlled Compositions contained thereon shall be reduced by the aforesaid excess over said applicable rate. Additionally, Company shall have the right with respect to any single, maxi-single, EP or LP, the aggregate mechanical royalty rate for which exceeds the applicable maximum aggregate mechanical royalty rate provided above for Controlled Compositions, to deduct the excess payable thereon from all royalties payable to you solely pursuant to this agreement. Mechanical royalty payments on Records subsequently returned are considered overpayments.

8. Independent Promotion: Fifty (50%) percent of independent radio promotion costs (not publicity or marketing) shall be deemed an advance.

9. Creative Control: Company and KIDNEY THIEVES shall mutually agree on all material and producers and recording schedule. Company has budget approval (deemed approved if within the fund). Delivery standard is commercially satisfactory.

10. Album Artwork: KIDNEY THIEVES and Company will have the mutual right to approve the design and execution of the artwork for all releases. KIDNEY THIEVES will have the right to prepare LP artwork pursuant to non-recoupable budget of twelve thousand five hundred dollars ($12,500) per LP.

11. Video: PUSH will produce one video in connection with each LP. Company and Artist shall mutually select the director for each video produced hereunder. Company will select, in consultation with KIDNEY THIEVES, creative elements, budget and track selection of all videos. Fifty (50%) percent of video production costs

Josh Levine
December 8, 1997
page 6


are recoupable from record royalties and one hundred (100%) percent of video production costs are recoupable from video royalties. For purposes of clarity recoupment of video production costs pursuant to this paragraph shall not exceed 100% of video production costs (no double recoupment).

12. Tour Support: PUSH agrees to provide tour deficit financing in connection with at least one (1) U.S. tour for LPs 1 and 2, in the amount of TWENTY FIVE THOUSAND DOLLARS ($25,000) for LP 1 AND TWENTY FIVE THOUSAND DOLLARS ($25,000) for LP 2, subject to Company's reasonable approval of tour budgets, itinerary and dates. The parties will negotiate in good faith regarding tour support for tours for future LPs.

13. Marketing: Company shall consult with you in good faith in a meaningful manner regarding marketing plans company intends to implement for the Album concerned.

14. Marketing Restrictions: Company shall not, without KIDNEY THIEVES' approval which shall not be unreasonably withheld:

            (a) sell records hereunder as Premium Records
            (b) remix, re-edit or resequence any masters which are delivered and accepted by Company for commercial release
            (c) release any demonstration recordings
            (d) release any so-called "outtakes
            (e) license any master for use or synchronization with television commercials (other than to advertise the LPs made hereunder), motion pictures, TV shows or home videos
            (f) couple more than two masters with masters of other artists for U.S. commercial release except with respect to promotional samplers.

15. Attorneys Fees: Upon full execution of a long form recording agreement between Artist and Company, Company shall pay to King, Purtich, Holmes, Paterno & Berliner, on behalf of Artist, up to Five Thousand ($5,000) Dollars for attorneys fees actually billed to Artist by for the negotiation of the long form agreement.

16. Ownership of Masters:

      (a) All Recordings made or furnished to Company by you or "Artist" under this agreement or during the Term from the inception of the recording thereof, and all reproductions derived therefrom, together with the performances embodied thereon, shall be the property of Company in perpetuity for the Territory free from any claims whatsoever by you or "Artist" or any other person. Company shall have the exclusive right throughout the Territory to copyright those Recordings in Company's name as the author and owner of them and to secure any and all renewals and extensions of copyright throughout the Territory. Each such Recording shall be considered a "work made for hire" for Company; if any such Recording is determined not to be a "work made for hire," it will be deemed transferred to Company by this agreement, together with all

Josh Levine
December 8, 1997
page 7


rights in it. "Artist" hereby irrevocably and unconditionally waive any and all moral and like rights that "Artist" has in the Recordings and in the performances embodied therein and hereby agree not to make any claim against Company or any person authorized by Company to exploit the Recordings based on such moral or like rights. Without limiting the generality of the foregoing and subject to the limitations in paragraph 14, Company and any Person authorized by Company shall have the exclusive and unlimited right to all the results and proceeds of "Artist's recording services rendered during the Term, including, but not limited to, the exclusive, unlimited and perpetual rights throughout the
Territory:

            (i) to manufacture, advertise, sell, lease, license, distribute or otherwise use, exploit or dispose of, in any or all fields of use by any method now or hereafter known, Records embodying Masters;

            (ii) to release Records derived from Masters under any name, trademark or label which Company or its subsidiaries, affiliates or licensees may from time to time elect;

            (iii) to perform such Masters publicly and to permit public performances thereof by means of radio broadcast, television or any other method now or hereafter known; and

            (iv) to reproduce, adapt, transmit, communicate or otherwise use Masters, all upon such terms and conditions as Company may elect, or at its discretion, to refrain therefrom.

17. WARRANTIES AND REPRESENTATIONS; INDEMNITIES

      You warrant and represent that:

      You have the right and legal capacity to enter into this agreement, and you are not subject to any prior obligations or agreements, whether as a party or otherwise, which would restrict or interfere in any way with the full and prompt performance of your obligations hereunder, and you shall fully and promptly perform your obligations hereunder.

      Company shall not be required to make any payments of any nature for or in connection with the acquisition, exercise or exploitation of any of Company's rights hereunder, except as specifically provided in this agreement. You shall be solely responsible for all royalties (except mechanical royalties as provided herein) payable to producers, mixers, remixers and others contributing to the recording of Masters engaged by you or with your consent and all mechanical royalties in excess of the applicable rates and/or the applicable maximum aggregate mechanical royalty rates.

Josh Levine
December 8, 1997
page 8


      The Materials or any use thereof, as authorized hereunder, shall not violate any law and shall not infringe upon or violate the rights of any Person (including, without limitation, contractual rights, copyrights, rights of publicity and rights or privacy) and that each track-by-track list identifying the performers on each Master and describing their performances which you furnish to Company is and shall be true, accurate and complete. "Materials," as used in this subparagraph means: Masters hereunder (including any Sampled Material embodied therein); all Controlled Compositions; each name used by "Artist", individually or as a group, in connection with Masters hereunder; all photographs and likenesses of "Artist"; and all other musical, dramatic, artistic and literary materials, ideas, and other intellectual properties furnished by you or "Artist", contained in or used in connection with any Masters hereunder or their packaging, sale, distribution, advertising, publicizing or other exploitation supplied by or approved by your or "Artist". Company's acceptance and/or utilization of Masters, Materials, or track-by-track lists hereunder shall not constitute a waiver of your representations, warranties or agreements in respect thereof, or a waiver of any of Company's rights or remedies.

      You will insure that there will be delivered to Company all licenses required under copyright for the recording of the musical compositions and any other copyrighted material reproduced in the Recordings, and you will make all payments (except mechanical royalties) required under those licenses;

      The parties hereto agree to and do hereby indemnify, save and hold each other harmless from any and all loss and damage (including court costs and reasonable attorneys' fees) arising out of, connected with or as a result of any third party claim resulting or derived from any inconsistency with, failure of, or breach or threatened breach by you of any warranty, representation contained in this agreement including, without limitation, any claim by any third party in connection with the foregoing, which has resulted in a judgment against Company or which has been settled with your consent, which consent shall not be unreasonably withheld, it being agreed that such consent shall only be required for settlements in excess of Five Thousand Dollars ($5,000.00). In addition to any other rights or remedies Company may have by reason of any such inconsistency, failure, breach, threatened breach or claim, Company may obtain reimbursement from you, on demand, for any payment made by Company at any time after the date hereof with respect to any loss, damage or liability (including anticipated and actual court costs and reasonable attorneys' fees) resulting therefrom. Such amounts may also be deducted from all monies becoming payable to you by Company solely under this agreement to the extent to which they have not been reimbursed to Company by you. If the amount of any such claim or loss has not been determined, Company may withhold sums due you, except mechanical royalties, in an amount consistent with such claim or loss pending such determination unless you post a bond in a form and from a bonding company acceptable to Company in an amount equal to Company's estimate of the amount of the claim. Such withheld sums shall be released if suit is not filed within

Josh Levine
December 8, 1997
page 9


twelve (12) months after Company is notified of or receives a communication with respect to such claim; provided, however, that if such claim is thereafter asserted, Company shall maintain the right to begin once again to withhold monies. Company shall give you notice of any third party claim to which the foregoing indemnity applies and you shall have the right to participate in the defense of any such claim through counsel of your own choice and at your expense; provided that Company shall have the right at all times, in Company's sole discretion, to retain or resume control of the conduct thereof. Company shall have the right without your consent to assign this agreement in whole or in part to any subsidiary, parent company, affiliate, or to any third party acquiring a substantial portion of Company's assets or stock; provided, however, that Company shall remain liable for all payments required to be made to you and all other material obligations hereunder. You shall not have the right to assign this agreement or any of your rights or obligations hereunder, except that you may assign your right to receive royalties hereunder to an entity owned or controlled by all members of "Artist".

THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK AND ITS VALIDITY, CONSTRUCTION, PERFORMANCE AND BREACH SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED THEREIN. THE PARTIES HERETO AGREE TO SUBMIT YOURSELF TO THE JURISDICTION OF THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK CITY IN ANY ACTION WHICH MAY ARISE OUT OF THIS AGREEMENT AND SAID COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES BETWEEN COMPANY AND YOU OR "ARTIST" PERTAINING TO THIS AGREEMENT AND ALL MATTERS RELATED THERETO. IN THIS REGARD, ANY PROCESS IN ANY ACTION OR PROCEEDING COMMENCED IN THE COURTS OF THE STATE OF NEW YORK ARISING OUT OF ANY CLAIM, DISPUTE OR DISAGREEMENT UNDER THIS AGREEMENT MAY, AMONG OTHER METHODS, BE SERVED UPON THE PARTIES HERETO BY DELIVERING OR MAILING THE SAME, VIA REGISTERED OR CERTIFIED MAIL, ADDRESSED TO THE RESPECTIVE PARTIES AT THE ADDRESSES PROVIDED HEREIN FOR NOTICES; ANY SUCH DELIVERY OR MAIL SERVICE SHALL BE DEEMED TO HAVE THE SAME FORCE AND EFFECT AS PERSONAL SERVICE WITHIN THE STATE OF NEW YORK. NOTHING CONTAINED IN THIS SUBPARAGRAPH SHALL PRECLUDE THE PARTIES HERETO FROM JOINING THE OTHER PARTY IN AN ACTION BROUGHT BY A THIRD PARTY AGAINST EITHER PARTY IN ANY JURISDICTION, ALTHOUGH THE FAILURE TO JOIN THE OTHER PARTY IN ANY SUCH ACTION IN ONE INSTANCE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS WITH RESPECT THERETO, OR WITH RESPECT TO ANY SUBSEQUENT ACTION BROUGHT BY A THIRD PARTY AGAINST EITHER PARTY HERETO. NOTHING CONTAINED HEREIN SHALL CONSTITUTE A WAIVER OF ANY OTHER REMEDIES AVAILABLE TO EITHER PARTY EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN.

Josh Levine
December 8, 1997
page 10


      Neither party shall be entitled to recover damages or to terminate the Term by reason of any breach by the other party of its material obligations, unless the latter party has failed to remedy or commenced in good faith to remedy the breach within a reasonable time following receipt of notice thereof. Neither party shall be deemed in breach of any of its obligations unless and until specific notice is sent by registered or certified mail, return receipt requested, of the nature of such default and the party claimed to be in breach shall have failed to either cure or commence to cure such breach within thirty
(30) days of its respective receipt of such written notice.

Push Records Inc.



By: /s/ Brian Doyle
    ----------------------------------
    Brian Doyle, President,   dated


AGREED AND ACCEPTED BY:


/s/ Nancy Free                12/11/97
--------------------------------------
Nancy Free                    dated


/s/ Bruce M. Somers           12/10/97
--------------------------------------
Bruce M. Somers               dated